Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made by and amongst Volcano Corporation (the “Company”), having its principal offices at 11455 El Camino Real, Suite 460, San Diego, CA 92130, and JORGE J. QUINOY (the “Executive”), effective as of December 10, 2008.
     Whereas, the Company desires to employ the Executive in the position of EVP, US Sales for the Company;
     Whereas, the Executive desires to be employed by the Company as its EVP, US Sales.
     Now Therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.
          (b) “Board” shall mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the “Committee”), including without limitation a remuneration committee, which shall consist of outside directors as defined under Section 162(m) the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Unless otherwise specified in the Agreement, the term “Board” shall include any Committee (or sub-committee) to which the Board’s authority has been delegated to.
          (c) “Cause” any of the following (i) conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Executive’s knowing failure or refusal to follow reasonable instructions of the CEO or reasonable policies, standards and regulations of the Company or its affiliates; (iii) the Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the Executive; (v) conduct by the Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate or (vi) the Executive’s material breach of the Patent, Copyright and Nondisclosure Agreement or his Information and Inventions Agreement. An event described in (ii) — (vi) above shall not be treated as “Cause” until after the Executive has been given written notice of such event, failure or conduct and the Executive fails to cure such event, failure, conduct or breach, if curable, within thirty (30) days from such written notice. In any event, the Executive shall not be deemed to have been terminated for Cause unless the Company shall have given a reasonable opportunity to Executive to appear before the Board to request reconsideration.

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Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to subjections (ii) or (iii) above.
          (d) “Change in Control” shall mean the occurrence of one (1) or more of the following events:
               (i) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of the Company representing more than thirty-five percent (35%) of the total combined voting power of the Company’s then-outstanding stock;
               (ii) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition (with “gross fair market value” determined without regard to any liabilities associated with such assets);
               (iii) The date that the majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.
               (iv) Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred if, with respect to the Executive, the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (a) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (b) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Board).
          (e) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as well as any state law of similar effect.
          (f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.
          (g) “Company” shall mean Volcano Corporation and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under

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subsection (d) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).
          (h) “Date of Termination” shall mean with respect to any purported termination of the Executive’s employment, the effective date of the Executive’s Separation from Service.
          (i) “Disability” shall mean the Executive’s inability for medical reasons to perform the essential duties of the Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other.
          (j) “Good Reason” shall mean (i) a material change in the character or scope of the Executive’s position, duties, Annual Base Salary, responsibilities, reporting or authority; (ii) a material change initiated by the Company in the living or commuting relationship currently utilized by the Executive and/or his family or the Company’s relocation of its principal place of business to a location that is greater than fifty (50) miles from the Atlanta office location that is being used as of the effective date of the Agreement and the Company requiring the Executive to perform a substantial performance of his services at such location; (iii) failure of the Company to renew the Agreement; (iv) failure of the Company to have any successor entity assume and perform this Agreement pursuant to Section 7(d); (iv) the material breach of the Agreement by the Company or any successor thereto; or (v) written notice of resignation from the Executive during the sixty (60) day period following the date which is six months after a Change in Control.
          (k) “Patent, Copyright and Nondisclosure Agreement” shall mean the Patent, Copyright and Nondisclosure Agreement between the Executive and the Company dated March 15, 2002.
          (l) “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.
          (m) “Release” shall mean a general mutual release of the Company and the Executive containing a mutual non-disparagement clause in substantially the form attached hereto as Exhibit A, subject to such modifications as mutually agreed to by the parties hereto. The Release must be signed by the Executive and become effective in accordance with its terms not later than sixty (60) days following the Date of Termination, unless a longer period for execution and effectiveness is expressly required by applicable law.
          (n) “Separation from Service” shall mean the date after which (i) no further services are reasonably expected to be performed by the Executive or (ii) the level of bona fide

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services that the Executive would perform (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the preceding 36-month period. The determination of such date shall be made in good faith by the Board based on the applicable facts and circumstances.
     2. Term of this Agreement. The term of this Agreement shall commence upon the date of this Agreement set forth above and shall continue until the third anniversary of the date of this Agreement; provided however, that the term of this Agreement shall automatically be extended for an additional term of one year on each anniversary, up to a maximum of five (5) total years (the “Term”) unless either party to this Agreement delivers a written notice of non-extension to the other party by at least ninety (90) days prior to the expiration of the Term. This Agreement will expire, in all cases, on December 10, 2013.
     3. Duties; Scope of Employment; Compensation and Benefits.
          (a) Position and Duties. The Company shall employ the Executive to the position of EVP, US Sales. During the Term, the Executive will devote substantially all of the Executive’s business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided, however, that the Executive may engage in the following as long as such activities do not materially interfere with the Executive’s duties and responsibilities with the Company: (i) serve on the board of one (1) unaffiliated corporation or the boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or (iii) manage the Executive’s personal investments and affairs; provided, however, that service on the Board on an unaffiliated corporation shall be subject to the reasonable prior approval of the Board, which shall not be unreasonably withheld or delayed.
          (b) Annual Base Salary. The Executive’s Annual Base Salary shall equal Three Hundred Thousand Dollars ($300,000.00). This amount shall be reviewed annually in January of each year by the CEO and the Board and, in the sole discretion of the Board, may be adjusted upward with such adjustments effective January 1 of the respective year. Notwithstanding the preceding sentence, the Executive’s annual salary may be reduced if such reduction is pro rata among substantially all of the Company’s senior level executives as a group.
          (c) Bonus. The Executive’s target bonus opportunity shall be $150,000 (the “Target Bonus”), assuming achievement at 100% level of the performance objectives, with amounts earned at other levels of performance as outlined on Exhibit B. This target percentage shall be reviewed annually in by the Board (or a duly authorized committee thereof) and, in its sole discretion, may be adjusted upward. The Executive’s actual bonus earned shall be determined based on the Executive’s performance against the objectives outlined on Exhibit B, as may be amended from time to time. Any earned annual bonus will be paid in no event later than March 15 of the year following the year of performance. The Executive shall also be eligible to receive an additional bonus in the form of an annual stock option grant to purchase additional shares of Company stock pursuant to the terms of the Volcano Corporation 2005

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Equity Compensation Plan (the “Equity Plan”) based upon the Executive’s performance and achievement of target objectives agreed to by the Company and the Executive.
          (d) Pension and Welfare Plans. During the Term, the Executive and the Executive’s dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company generally.
          (e) Equity Plans. The Executive shall be entitled to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company. Notwithstanding the foregoing, the Executive shall not be entitled to awards under such plans at any time or in any particular amount. Any equity interests or rights to purchase equity interests in the Company held by the Executive and issued pursuant to the Equity Plan shall be administered and subject to the terms of the Equity Plan and any amendments thereto, including, without limitation, the Equity Plan’s provisions relevant to a Change in Control.
          (f) Designation as Qualified Performance-Based Compensation. The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement (“Awards”) shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. Any Awards shall be administered by the Committee in accordance with this Section 3(f).
          (g) Fringe Benefits and Prerequisites. The Executive shall be entitled to fringe benefits and prerequisites available to executives in accordance with the plans, practices, programs and policies of the Company from time to time. Specifically to this position, Executive shall be entitled to a monthly auto allowance in the amount of $950.00 per month payable as $438.46 per pay period.
          (h) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the applicable policy of the Company and its affiliated companies.
          (i) Paid Time Off. The Executive shall be entitled to accrue such number of days per year of paid time off in accordance with the general policy of the Company.
     4. Termination. The Executive’s employment shall terminate upon the occurrence of any of the following events:
          (a) Termination Without Cause; Resignation for Good Reason.
               (i) The Company may remove the Executive at any time without Cause from the position in which the Executive is employed hereunder upon not less than thirty (30) days’ prior written notice of termination to the Executive; provided, however, that, in the event that such notice is given, the Executive shall be allowed reasonable time away from the office to seek other employment. In addition, the Executive may initiate termination of

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employment by resigning under this Section 4(a) for Good Reason. The Executive shall give the Company not less than thirty (30) days’ prior written notice of termination of such resignation for Good Reason.
               (ii) Upon any removal or resignation described in Section 4(a)(i) above, the Executive shall be entitled to receive, subject to the effectiveness of the Release, the following:
                    (1) The Executive shall receive cash severance (the “Cash Severance”) equal to the sum of (a) one (1) year of the Executive’s Annual Base Salary at the rate in effect immediately prior to the Date of Termination, (b) a pro-rated bonus (the “Pro-Rated Bonus”) for the year in which the Date of Termination occurs, calculated as the product of (i) the Target Bonus for that year and (ii) a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year in which the Date of Termination occurs, and the denominator of which is three hundred sixty five (365), and (c) one (1) years of non-health insurance premiums, calculated as the product of (i) the aggregate monthly cost of the premiums the Executive would pay upon conversion to individual policies of his life and disability insurance coverage under the Company’s policies, as in effect immediately prior to the Date of Termination and (ii) twelve (12) months.
                         a. If the Executive is not a “specified employee” under Section 409A of the Code as of the Date of Termination, the Company shall pay the Cash Severance as follows:
                              i. If the Separation from Service does not occur immediately prior to, on or within twelve (12) months after a Change in Control, the Company will pay the Cash Severance in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the one (1) year period immediately following the Date of Termination. However, no payments of the Cash Severance will be made prior to the effective date of the Release. On the first payroll pay day following the effective date of the Release, the Company will pay the Executive in a lump sum the Cash Severance the Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Cash Severance being paid as originally scheduled.
                              ii. If the Separation from Service occurs immediately prior to, on or within twelve (12) months after a Change in Control, the Cash Severance will be paid in a single lump sum on the first regular payroll pay day following the effective date of the Release.
                         b. If the Executive is a “specified employee” under Section 409A of the Code as of the Date of Termination, the Company shall pay the Cash Severance as follows:
                              i. If the Separation from Service does not occur immediately prior to, on or within twelve (12) months after a Change in Control, the Company will pay the entire amount of the Cash Severance in substantially equal installments on

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the Company’s regular payroll schedule and subject to standard deductions and withholdings over the six (6) month period commencing on the date that is six (6) months after the Date of Termination.
                              ii. If the Separation from Service occurs immediately prior to, or within twelve (12) months after a Change in Control, the Cash Severance will be paid in a single lump sum on the date that is six (6) months after the Separation from Service.
               (2) If the Executive timely elects continuation health care coverage pursuant to COBRA for himself and/or his eligible dependents, the Company will pay the applicable COBRA premiums for such coverage for up to twelve (12) months, or such earlier time as the Executive ceases to be eligible for such continuation coverage.
          (b) Termination for Cause; Voluntary Resignation Without Good Reason. In the event that the Executive voluntarily terminates his employment for any reason other than Good Reason or in the event that Company terminates the Executive for Cause no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs.
          (c) Disability. In the event that the Executive’s employment is terminated due to Disability, the Executive shall be entitled to receive all of the benefits described in Section 4(a) above, on all of the same payment terms and conditions (including execution of an effective Release).
          (d) Death. If the Executive dies while employed by the Company, the Company pay the Executive’s executor, legal representative, administrator or designated beneficiary (the “Heir(s)”) any amounts earned but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs. In addition, subject to the Heir(s)’s execution of the Release, the Company will pay to the Heir(s), the following:
               (i) If the Executive’s dependents timely elect continuation health care coverage pursuant to COBRA, the Company will pay the applicable COBRA premiums for such coverage for up to twelve (12) months, or such earlier date as the dependents cease to be eligible for such continuation coverage.
          (e) Compliance with Section 409A of the Code. It is intended that each installment of the payments provided for in this Section 4 is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 4 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(v).
     5. Non-Disclosure; Proprietary Information and Inventions, etc. The Executive agrees to continue to be bound and abide by the Information and Inventions Agreement. Executive also acknowledges that nothing in this Agreement relieves the Executive of his obligations under the Patent, Copyright and Nondisclosure Agreement.

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     6. Special Reimbursement — Excise tax related to Section 4999 of the Code.
          (a) Payment of Gross-Up. In the event that the Executive becomes entitled to payments or benefits from the Company (the “Total Payments”) which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall cause a payment to be made to the Executive of an additional amount (the “Additional Payment”) equal to the sum of (i) the Excise Tax and (ii) such additional sums, such that, after imposition of the Excise Tax and all taxes, including, without limitation, any income, employment and other withholding taxes and Excise Tax (and any interest and penalties imposed with respect thereto) imposed on the amount described in clauses (i) and (ii), the Executive shall receive such payments and benefits from the Company free and clear of any taxes, other than income, employment and other withholding taxes that would have been imposed on such payments and benefits, determined without regard to the imposition of the Excise Tax.
          (b) Administration. All determinations under this Section 6 shall be made by the Company’s independent accounting firm, in their reasonable discretion in consultation with the Executive’s accountants. If the firm determines that an Excise Tax is payable with respect to the Total Payments and that the Additional Payment is due to the Executive, the Company shall pay the Additional Payment not later than one hundred and twenty (120) days after the date on which the Executive remits the Excise Tax to the appropriate taxing authorities. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. The Executive and the Company shall each reasonably cooperate with the other in connection with causing or allowing any shareholder vote on the Total Payments to occur and any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for amounts described in clauses (i) and (ii) in Section 6(a). The Company shall solely be responsible for any legal, accounting and other costs and expenses incurred in connection with such shareholder vote and administrative and judicial proceedings.
     7. Miscellaneous.
          (a) Legal Costs. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred if the Executive prevails on any issue which is the subject of such of a lawsuit or arbitration brought by the Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement. Otherwise, the Executive and the Company shall be responsible for its own legal fees and expenses in connection with such action. The Company will reimburse the Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement.
          (b) Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in San Diego, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively,

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and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.
          (c) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in Section 4 of this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of their respective subsidiaries. However, the severance benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Executive’s termination of employment including, without limitation, the Worker Adjustment and Retraining Notification Act.
          (d) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (e) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
          (f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Chairman of the Board of Directors
Volcano Corporation
11455 El Camino Real, Suite 460
San Diego, CA 92130

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To the Executive:
Mr. Jorge J. Quinoy
At the address most recently on file with the Company
With a copy to:
Cooley Godward Kronish LLP
Five Palo Alto Square — 4th Floor
3000 El Camino Real
Palo Alto, CA 94306-2155
Attn: Gordon Ho, Esq.
          (g) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (h) Entire Agreement. Except as otherwise provided, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.
          (i) Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.
          (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (k) Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.
          (l) Survivorship. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.
          (m) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

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          (n) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

VOLCANO CORPORATION

By:	/s/ Scott Huennekens

Name:	Scott Huennekens

Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Jorge J. Quinoy

Jorge J. Quinoy

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EXHIBIT A
MUTUAL RELEASE OF CLAIMS
(To be signed on or within 21 days after the employment termination date.)
     Pursuant to the terms of the Employment Agreement (the “Agreement”) by and amongst Volcano Corporation (the “Company”), and Jorge J. Quinoy (the “Executive”) effective as of December 10, 2008, the Company and the Executive hereby enter into the following Mutual Release of Claims (the “Release”):
1. Executive’s Release of Claims:
     Executive understands that, on the last date of his employment with the Company, the Company will pay him any accrued salary and accrued and unused vacation to which he is entitled by law, regardless of whether he signs this Release, but he is not entitled to the severance benefits provided in the Agreement unless he signs and returns this Release to the Company and allows it to become effective.
     In exchange for payment of benefits set forth in Section 4 of the Agreement, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release (the “Executive Released Claims”). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).
     Executive understands that notwithstanding the foregoing, the following are not included in the Executive Released Claims (the “Executive Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which he is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, Executive understands that nothing in this Release prevents him from filing, cooperating with, or

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participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Executive acknowledges and agrees that he shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Executive Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Executive Released Claims.
     Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which he is already entitled. Executive further acknowledges that he has been advised by this writing that: (1) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Release; (2) he should consult with an attorney prior to signing this Release (although he may choose voluntarily not to do so); (3) he has twenty-one (21) days to consider this Release (although he may choose voluntarily to sign it earlier); (4) he has seven (7) days following the date he signs this Release to revoke it by providing written notice of revocation to the Chairman of the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that he does not revoke it and that the Company has signed this Release by such date (the "Effective Date”).
     Executive hereby represents that he has been paid all compensation owed and for all hours worked, he has received all the leave and leave benefits and protections for which he is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim.
2. Company’s Release of Claims:
     The Company hereby generally and completely releases Executive of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time the Company signs this Release (the “Company Released Claims”); provided, however, that this Release shall not extend to: (1) any claims that may arise out of any events, acts, conduct or omissions occurring after this Release is executed, including without limitation, any claims for breach of the Agreement; (2) any claims arising at any time out of Executive’s obligations to protect the Company’s proprietary information, including without limitation, any claims arising from Executive’s obligations under his Information and Inventions Agreement and his Patent, Copyright and Nondisclosure Agreement, claims arising under the California Uniform Trade Secrets Act, or common law claims arising from these obligations; or (3) any claims arising from any actions by Executive which were intentional or amount to gross negligence during his employment with the Company which were outside of his authority as President and Chief Executive Officer or outside of the course and scope of his employment (the “Company Excluded Claims”).

13.

     The Company hereby represents and warrants that, other than the Company Excluded Claims, it is not aware of any claims it has or might have against Executive that are not included in the Company Released Claims.
3. Section 1542 Waiver:
     THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. The parties acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to their respective release of claims herein, including but not limited to their releases of unknown and unsuspected claims.
4. Additional Agreements:
     The parties hereby further agree as follows: (1) Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees not to disparage Executive in any manner likely to be harmful to his business reputation or personal reputation (although the parties may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the other party, or against the Released Parties; and (3) to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.

Executive:

By:

Date:

Company:

By:

Title:

Date:

14.

EXHIBIT B
TARGET BONUS STRUCTURE
Target Bonus for 2009: $150,000 assuming 100% of goals are achieved, pro-rated for other achievement levels as follows:
•	80-94%, 80-94% of $150,000

•	94-99%, 80-94% of $150,000

•	100-109%, the actual percentage achieved multiplied by $150,000

•	110% or greater: the actual percentage achieved plus 10% multiplied by $150,000
For example:
•	if achievement is 109% of target levels, the actual bonus for 2009 would be 109% x 150,000 = $163,500

•	if achievement is 110%, the actual bonus for 2009 would be 120% x $150k = $180,000
While the actual bonus is earned only after determination of aggregate annual performance, the Company will pay you a draw against earned bonus on a quarterly basis in an amount equal to 80% of the projected quarterly achievement. Any amounts not earned at year end that were paid in advance will be subject to clawback.

15.